Exhibit 99.1

                        WERNER ENTERPRISES, INC.
                           14507 Frontier Road
                             P. O. Box 45308
                         Omaha, Nebraska  68145


FOR IMMEDIATE RELEASE                Contact:  Robert E. Synowicki, Jr.
---------------------                      Executive Vice President and
                                              Chief Information Officer
                                                         (402) 894-3000

                                                         John J. Steele
                                          Vice President, Treasurer and
                                                Chief Financial Officer
                                                         (402) 894-3036


 WERNER ENTERPRISES ANNOUNCES SECOND QUARTER 2001 OPERATING REVENUES AND
                                EARNINGS

Omaha, Nebraska, July 17, 2001:
------------------------------

     Werner Enterprises, Inc. (Werner), one of the nation's largest truckload transportation companies, today reported operating revenues and earnings for the second quarter ended June 30, 2001. Operating revenues increased 5% to $322.8 million compared to $307.2 million in second quarter 2000. Net income decreased 6% to $12.1 million compared to $12.9 million in second quarter 2000. Earnings per share decreased slightly to $.25 per share in second quarter 2001 compared to $.27 per share in second quarter 2000.

     "I am strongly encouraged by our financial results during one of the most difficult times faced by the truckload industry in the 45 years our company has been in business," said Chairman and Chief Executive Officer, Clarence (C.L.) Werner. "Our aggressive execution of our business plan has helped Werner Enterprises produce solid results during a very challenging period. By slowing our fleet growth, focusing on margin improvement, and reducing debt, Werner Enterprises continues to be uniquely positioned as one of the largest, most profitable, and most financially-stable truckload carriers."

     Truckload carriers are confronted in today's market with an unprecedented combination of negative industry trends. Equity and debt financing markets have tightened significantly for most truckload carriers. Fuel prices remain at historically high levels, even after the price reductions of the past several weeks. Trucking equipment vendors and suppliers have experienced huge decreases in business volume and are making significant organizational changes. The value of used trucks continues to decline, making it more difficult for many carriers to sell or upgrade their fleet. Liability insurance premiums are rising rapidly due to a changing trucking insurance market.

      These factors and others have led to record levels of trucking company failures. If this trend continues, the truckload industry could experience an even greater rate of failures in the future.

      Over the past year, we have made tough decisions regarding the freight we haul and the customers we support with our truck capacity. We have many good and loyal customers who have supported us during these difficult times, and we appreciate their business. Werner Enterprises is focusing on business that allows us to earn an attractive margin to justify the continued reinvestment in premium equipment. In the short term, we plan to hold our fleet growth until margins improve. There should be better opportunities for fleet growth in the future if the economic environment improves or if a significant amount of truckload capacity leaves the marketplace.

     Freight demand during second quarter 2001 was seasonally better than first quarter 2001, but was softer than second quarter 2000. We experienced a small decrease in our miles per truck compared to second quarter 2000 and maintained our empty mile percentage below 10%. The freight market has shown some modest signs of improvement as we move toward the traditionally strong fall shipping season.

     Diesel fuel prices spiked in May 2001 causing prices for the quarter to be about one cent per mile higher than second quarter 2000. However, fuel prices decreased to levels below those of a year ago, beginning the second half of June 2001. These current price levels are, however, substantially higher than historical fuel price levels. Werner Enterprises is recovering most of the higher fuel costs from customers through fuel surcharge reimbursements.

     Due to record levels of trucks manufactured over the past two years, an increased supply of used trucks caused in part by trucking company business failures, and slower new fleet growth by many carriers, the market value of used trucks has declined. Gains or losses on third party equipment sales are included in the Company's income statement in the other operating expenses line. The Company had losses on equipment sales of $0.5 million in second quarter 2001 compared to gains of $1.2 million in second quarter 2000.

     Werner Enterprises continued to execute our plan to improve margins and financial stability during second quarter 2001. We reduced our controllable costs and improved efficiency through an aggressive cost management program. We ended the quarter with a debt to equity ratio of below 10%, with debt of $55 million compared to stockholders' equity of over $560 million.

     The Company's second quarter 2001 operating revenues were reduced due to transferring logistics business representing 4% of total revenues for the three months ended June 30, 2000 to Transplace. Werner
Enterprises is one of six large transportation companies that merged their logistics business into a commonly owned, Internet-based logistics company, Transplace. Effective July 1, 2000, the transfer was completed, and each of the six founding members contributed their logistics business, related intangible assets, and $5 million of cash. Werner Enterprises is recording its approximate 15% investment in Transplace using the equity method of accounting and is accruing its percentage share of Transplace's earnings or losses as non-operating income (expense).

      "Werner Enterprises remains committed to improving earnings growth and shareholder value. The current challenges facing the truckload industry are tremendous opportunities for our Company. Our size, excellent service, advanced technology, financial strength and experienced management team provide Werner Enterprises with distinct competitive advantages. We are excited and optimistic about the future of our Company," said C.L. Werner.



                                       INCOME STATEMENT DATA
                                            (Unaudited)
                             (In thousands, except per share amounts)

                             Quarter       % of      Quarter       % of
                              Ended      Operating    Ended      Operating
                             6/30/01     Revenues    6/30/00     Revenues
                             --------    --------    --------    --------

Operating revenues           $322,777       100.0    $307,242       100.0
                             --------    --------    --------    --------
Operating expenses:
   Salaries, wages and
     benefits                 114,862        35.6     107,540        35.0
   Fuel                        35,714        11.1      31,839        10.4
   Supplies and maintenance    29,275         9.1      26,327         8.6
   Taxes and licenses          23,192         7.2      22,186         7.2
   Insurance and claims        10,911         3.4       8,224         2.7
   Depreciation                28,908         8.9      26,794         8.7
   Rent and purchased
     transportation            55,245        17.1      59,338        19.3
   Communications and
     utilities                  3,567         1.1       3,475         1.1
   Other                        1,170         0.3        (899 )      (0.3 )
                             --------    --------    --------    --------
      Total operating
        expenses              302,844        93.8     284,824        92.7
                             --------    --------    --------    --------
Operating income               19,933         6.2      22,418         7.3
                             --------    --------    --------    --------

Other expense (income):
   Interest expense               834         0.3       1,978         0.6
   Interest income               (554 )      (0.2 )      (625 )      (0.2 )
   Other                          307         0.1         235         0.1
                             --------    --------    --------    --------
      Total other expense         587         0.2       1,588         0.5
                             --------    --------    --------    --------

Income before income taxes     19,346         6.0      20,830         6.8
Income taxes                    7,255         2.3       7,915         2.6
                             --------    --------    --------    --------
Net income                    $12,091         3.7     $12,915         4.2
                             ========    ========    ========    ========

Diluted shares outstanding     47,917                  47,304
                             ========                ========
Diluted earnings per share       $.25                    $.27
                             ========                ========

                                       OPERATING STATISTICS

Average monthly miles per
   tractor                     10,357                  10,647
Average revenues per total
   mile (1)                    $1.204                  $1.187
Average revenues per loaded
   mile (1)                    $1.335                  $1.315
Average percentage of empty
   miles                         9.81 %                  9.74 %
Average tractors in service     7,746                   7,271
Non-trucking revenues (in
   thousands)                 $19,364                 $20,740
Total tractors (at quarter
   end)
     Company                    6,590                   6,125
     Owner-operator             1,135                   1,200
                             --------                --------
          Total tractors        7,725                   7,325

Total trailers (at quarter
   end)                        19,850                  19,200


(1)  Net of fuel surcharge revenues.



                                       INCOME STATEMENT DATA
                                            (Unaudited)
                             (In thousands, except per share amounts)

                               Six                     Six
                              Months        % of      Months        % of
                              Ended      Operating    Ended      Operating
                             6/30/01     Revenues    6/30/00     Revenues
                             --------    --------    --------    --------

Operating revenues           $627,354       100.0    $598,621       100.0
                             --------    --------    --------    --------

Operating expenses:
   Salaries, wages and
     benefits                 223,936        35.7     210,852        35.2
   Fuel                        70,778        11.3      63,048        10.5
   Supplies and maintenance    56,219         9.0      51,639         8.6
   Taxes and licenses          46,270         7.4      43,648         7.3
   Insurance and claims        21,652         3.4      15,204         2.5
   Depreciation                58,103         9.3      53,115         8.9
   Rent and purchased
     transportation           105,517        16.8     116,365        19.4
   Communications and
     utilities                  7,310         1.2       7,161         1.2
   Other                        1,577         0.2      (3,364 )      (0.6 )
                             --------    --------    --------    --------
      Total operating
        expenses              591,362        94.3     557,668        93.2
                             --------    --------    --------    --------
Operating income               35,992         5.7      40,953         6.8
                             --------    --------    --------    --------

Other expense (income):
   Interest expense             2,240         0.3       4,213         0.7
   Interest income             (1,448 )      (0.2 )    (1,072 )      (0.2 )
   Other                          726         0.1         340         0.1
                             --------    --------    --------    --------
      Total other expense       1,518         0.2       3,481         0.6
                             --------    --------    --------    --------

Income before income taxes     34,474         5.5      37,472         6.3
Income taxes                   12,928         2.1      14,239         2.4
                             --------    --------    --------    --------
Net income                    $21,546         3.4    $ 23,233         3.9
                             ========    ========    ========    ========

Diluted shares outstanding     47,792                  47,277
                             ========                ========
Diluted earnings per share       $.45                    $.49
                             ========                ========





                                    BALANCE SHEET DATA
                                      (In thousands)

                              As of                   As of
                             6/30/01                 12/31/00
                             --------                --------
                            (Unaudited)

Current assets                $202,494              $206,777

Total assets                  $940,234              $927,207

Current liabilities           $103,805              $101,419

Total debt (current and
  long-term)                   $55,000              $105,000

Stockholders' equity          $561,221              $536,084


       Werner Enterprises is a full-service transportation company providing truckload services throughout the 48 states, portions of Canada and Mexico. C.L. Werner founded the Company in 1956. Werner is one of the nation's largest truckload carriers with a fleet of 7,725 trucks and 19,850 trailers.

      Werner Enterprises' common stock is traded on The Nasdaq Stock Market under the symbol WERN. The Werner Enterprises web site address is www.werner.com. Recently the Company updated its web site, including the Investor Relations section. If you are interested in keeping current with the Company's news releases or SEC filings, you can obtain automatic Internet e-mail alerts by going to www.werner.com, clicking on Investor Relations (upper right hand corner), clicking on e-mail alerts (lower left hand corner), entering your e-mail address, and completing the registration information.

     Note: This press release contains forward-looking statements which are based on information currently available. Actual results could differ materially from those anticipated as a result of a number of factors, including, but not limited to, those discussed in Item 7 of the Company's Annual Report on Form 10-K for the year ended December 31, 2000. The Company assumes no obligation to update any forward-looking statement to the extent it becomes aware that it will not be achieved for any reason.